Exhibit 3.33

FILED SECRETARY OF STATE
SAM REED

January 18, 2005

STATE OF WASHINGTON

CERTIFICATE OF FORMATION

OF

FLEET STREET AVIATION, LLC

Pursuant to Title 25 of the Revised Code of Washington, the undersigned does hereby, submit this Certificate of Formation for the purpose of forming a limited liability company.

1.                                The name of the limited liability company is: Fleet Street Aviation, LLC

2.                                The name of the initial registered agent is LPSL Corporate Services, Inc., and the initial registered office address is 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98101-2338.

3.                                The address of the principal place of business of the limited liability company is:

c/o Lane Powell PC
1420 5th Avenue, Suite 4100
Seattle, Washington 98101

4.                                Management of the limited liability company is vested in the manager.

5.                                The name and address of the entity executing this Certificate of Formation is:

LPSL Corporate Services, Inc.
1420 Fifth Avenue, Suite 400
Seattle, Washington 98101

6.                                This Certificate of Formation will be effective upon filing with the Washington Secretary of State.

Dated this 14th day of January 2005.

LPSL CORPORATE SERVICES, INC., as Executor

By	/s/ Kit G. Narodick
Kit G. Narodick, Vice President